Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT



             1. The Finance Company, a Virginia corporation (100%).

                      a. The Insurance Agency, Inc., a Virginia corporation owned 100% by The Finance Company.

                      b. TFC Receivables Corporation, a Virginia corporation owned 100% by The Finance Company.

             2. First Community Finance, Inc., a Virginia corporation (100%).

             3. Recoveries, Inc., a Virginia corporation (100%)